Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Announces Second Quarter 2006 Financial Results

Strong Naglazyme Sales Lead to Improved Top- and Bottom-Line Guidance for 2006

Conference Call and Webcast to Be Held Today at 5:00 p.m. EDT (23:00 CEST)

Novato, Calif., August 2, 2006 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced results for its second quarter ended June 30, 2006. The net loss was $1.3 million ($0.02 per share) for the second quarter of 2006, compared to $21.3 million ($0.33 per share) for the second quarter of 2005. The net loss was $11.1 million ($0.14 per share) for the six months ended June 30, 2006, compared to $43.8 million ($0.68 per share) for the six months ended June 30, 2005.

“Our launch of Naglazyme is going very well and is exceeding our prior expectations,” stated Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “As a result, we expect 2006 net product sales of Naglazyme to be about 30 percent greater than we had previously projected and our net loss for 2006 to be substantially lower as well.” Mr. Bienaimé continued, “With regard to our product pipeline, we remain on track to file a New Drug Application for Phenoptin for PKU at the end of the first quarter of 2007 and to announce data from the Phase 2 study of 6R-BH4 for the treatment of poorly controlled hypertension in early 2007.”

Product Sales

Net sales of Naglazyme™ (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), for the second quarter of 2006 were $10.3 million and $17.3 million for the six months ended June 30, 2006. Naglazyme was approved by the U.S. Food and Drug Administration (FDA) on May 31, 2005, and by the European Commission in late January 2006. BioMarin is commercializing Naglazyme in the United States and Europe and through distributors in other international markets.

Net sales of Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) by BioMarin/Genzyme LLC increased 23 percent to $23.5 million for the second quarter of 2006, compared to $19.2 million in the second quarter of 2005. Net sales for the six months ended June 30, 2006 were $44.9 million, compared to $35.1 million for the same period in 2005, representing an increase of approximately 28 percent. BioMarin’s share of the profit of BioMarin/Genzyme LLC was $4.7 million for the second quarter of 2006, compared to a profit of $3.3 million for the second quarter of 2005. BioMarin’s share of the profit from BioMarin/Genzyme LLC for the six months ended June 30, 2006 was $8.5 million, compared to $5.4 million for the six months ended June 30, 2005.

Royalty and License Revenues

Royalty and license revenues for the second quarter and six months of 2006 were $9.4 million and $9.7 million, respectively, and include receipt of a one-time milestone payment of $7.5 million from Alliant Pharmaceuticals, following FDA approval of Orapred ODT™ (prednisolone sodium phosphate orally disintegrating tablets), amortization of the $2.5 million upfront license payment received from Alliant in March 2006, and royalties on net product sales of the Orapred product line, including Orapred® (prednisolone sodium phosphate oral solution) and authorized generic products. Pursuant to a licensing and acquisition agreement entered into with Alliant Pharmaceuticals on March 15, 2006, BioMarin will receive additional milestone payments contingent on the launch of Orapred ODT, which is expected to occur in early September of 2006, and on the first anniversary of FDA-approval of Orapred ODT in June 2007.

As of June 30, 2006 BioMarin had cash, cash equivalents and short-term investments totaling $305.9 million.

Financial Guidance

2006 Projected Net Product Sales

BioMarin has updated its net sales guidance for Naglazyme for the fiscal year ending December 31, 2006. BioMarin estimates 2006 net sales of Naglazyme to be in the range of $40 million to $44 million, compared to the previously estimated range of $31 million to $34 million.

BioMarin and Genzyme Corporation reconfirm estimated sales of Aldurazyme through the joint venture for 2006 to be in a range of $90 million to $100 million.

2006 Projected Net Loss

BioMarin has improved its estimated GAAP net loss for the fiscal year ending December 31, 2006 from a range of $42 million to $45 million to a range of $33 million to $37 million, which includes $8.4 million of expenses related to the 2004 acquisition of Orapred and $8.3 million of stock compensation expense.

Recent Events and Second Quarter 2006 Highlights

•	On July 6, BioMarin announced that it had initiated a Phase 2 clinical study of 6R-BH4 for the treatment of poorly controlled hypertension. The company expects to announce data from this trial in early 2007.

•	On June 1, BioMarin and Alliant Pharmaceuticals announced that the FDA had granted marketing approval for Orapred ODT, the first orally disintegrating tablet form of prednisolone available in the United States. Alliant expects to begin marketing Orapred ODT in the United States in early September.

Presentations at Upcoming Scientific Conferences

Researchers will present data pertaining to BioMarin’s marketed products and clinical-stage programs, namely Phenoptin™ (sapropterin dihydrochloride) for the treatment of phenylketonuria (PKU) and 6R-BH4 for the treatment of cardiovascular indications, at the scientific conferences listed below:

•	Tetrahydrobiopterin and Alternative Treatments for Phenylketonuria, Cardiovascular Diseases and Diabetes

Satellite Meeting to the 2006 International Congress on Inborn Errors of Metabolism

September 10 – 11, 2006, Sendai, Japan

www.pku-bh4.com

•	10th International Congress of Inborn Errors of Metabolism

September 12 – 16, 2006, Chiba, Japan

www.iciem2006.org

•	56th Annual Meeting of the American Society of Human Genetics

October 9 – 13, 2006, New Orleans, Louisiana

www.ashg.org

BioMarin will host a conference call and webcast to discuss second quarter financial results today, Wednesday, August 2, at 5:00 p.m. EDT (23:00 CEST). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: August 2, 2006

Time: 5:00 p.m. EDT (23:00 CEST)

U.S. & Canada Toll-free Dial in #: 866.271.0675

International Dial in #: 617.213.8892

Participant Code: 93530506

Replay Toll-free Dial in #: 888.286.8010

Replay International Dial in #: 617.801.6888

Replay Code: 52624487

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of two approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, and Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation. Investigational product candidates include Phenoptin™ (sapropterin dihydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU), and 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of poorly controlled hypertension. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

The websites indicated in this press release are provided by BioMarin as additional information for interested parties. With the exception of its own websites, BioMarin does not endorse any particular organization or the content contained on their website.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the sales expectations of BioMarin’s product Naglazyme and BioMarin/Genzyme LLC’s product Aldurazyme; Alliant Pharmaceuticals’ commercialization of Orapred ODT; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of Phenoptin and 6R-BH4 for other indications; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Phenoptin, and 6R-BH4 for other indications; and actions by regulatory authorities, including actions related to Naglazyme, Phenoptin, and 6R-BH4 for other indications. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in continuing commercialization of Naglazyme; our joint venture partner’s success in continuing the commercialization of Aldurazyme; Alliant Pharmaceuticals’ success in commercializing Orapred ODT; results and timing of current and planned preclinical studies and clinical trials, including the Phase 3 clinical trial of Phenoptin and 6R-BH4 for other indications; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Orapred; actual sales of Aldurazyme, Naglazyme and Orapred; product returns of Orapred; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2005 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

Net Product Sales of BioMarin Pharmaceutical Inc. and BioMarin/Genzyme LLC

For the Three and Six Months Ended June 30, 2005 and 2006

(In millions, except per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$19.2	$23.5	$35.1	$44.9
Naglazyme	0.1	10.3	0.1	17.3
Orapred (2)	1.3	(0.6)	6.3	1.3

(1)	The Company recognizes its 50% share of the net income of BioMarin/Genzyme LLC as Equity in the income of BioMarin/Genzyme LLC in the Company’s consolidated statements of operations.

(2)	For the three months ended June 30, 2006, the Company recognized net Orapred product return expense of $0.6 million.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended, June 30, 2005 and 2006

(In thousands, except for per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2006	2005	2006
Revenues:
Net product sales	$1,437	$9,657	$6,426	$18,636
Collaborative agreement revenues	2,189	4,435	2,189	8,949
Royalty and license revenues	—	9,358	—	9,677

Total revenues	3,626	23,450	8,615	37,262
Operating expenses:
Cost of sales (excludes amortization of developed product technology)	478	789	1,137	2,512
Research and development	14,822	15,779	29,814	28,058
Selling, general and administrative	10,117	11,871	20,684	22,767
Amortization of acquired intangible assets	286	1,093	572	1,466

Total operating expenses	25,703	29,532	52,207	54,803
Equity in the income of BioMarin/Genzyme LLC	3,303	4,745	5,378	8,545

Loss from operations	(18,774)	(1,337)	(38,214)	(8,996)
Interest income	374	4,034	615	4,736
Interest expense	(2,940)	(4,022)	(6,199)	(6,846)

Net loss	$(21,340)	$(1,325)	$(43,798)	$(11,106)

Net loss per share, basic and diluted	$(0.33)	$(0.02)	$(0.68)	$(0.14)

Weighted average common shares outstanding, basic and diluted	64,605	85,341	64,558	80,181

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2005 (1)	June 30, 2006
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,092	$285,990
Short-term investments	9,700	19,910
Accounts receivable, net	5,860	10,946
Advances to BioMarin/Genzyme LLC	1,071	926
Inventory	10,898	24,247
Other current assets	3,320	2,788

Total current assets	68,941	344,807
Cash balances related to long-term debt	17,049	—
Investment in BioMarin/Genzyme LLC	31,983	28,528
Property and equipment, net	37,321	51,615
Acquired intangible assets, net	15,306	13,841
Goodwill	21,262	21,262
Other assets	3,441	8,661

Total assets	$195,303	$468,714

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$20,934	$23,073
Current portion of acquisition obligation, net of discount	7,477	6,705
Current portion of deferred revenue	8,096	8,226
Current portion of equipment and facility loans	3,860	—

Total current liabilities	40,367	38,004
Convertible debt	125,000	297,500
Long-term portion of acquisition obligation, net of discount	70,873	69,811
Deferred revenue, net of current portion	11,825	7,990
Equipment and facility loan, net of current portion	17,049	—
Other long-term liabilities	7,651	6,522

Total liabilities	272,765	419,827

Stockholders’ equity (deficit):
Common stock, $0.001 par value: 150,000,000 shares authorized; 74,301,610 and 85,470,948 shares issued and outstanding at December 31, 2005 and June 30, 2006, respectively	75	85
Additional paid-in capital	485,570	623,048
Accumulated other comprehensive loss	(16)	(49)
Accumulated deficit	(563,091)	(574,197)

Total stockholders’ equity (deficit)	(77,462)	48,887

Total liabilities and stockholders’ equity (deficit)	$195,303	$468,714

(1)	December 31, 2005 balances were derived from the audited consolidated financial statements.

###